Exhibit 99.1

THE SHARPER IMAGE®

650 Davis Street

San Francisco, CA 94111	Corporate Headquarters

FOR IMMEDIATE RELEASE

August 18, 2005

Contact:	Tersh Barber, Director, Investor Relations
The Sharper Image
415/445-6274

SHARPER IMAGE REPORTS SECOND QUARTER RESULTS,

PROVIDES OUTLOOK FOR THIRD QUARTER AND FISCAL YEAR

San Francisco, CA - Sharper Image Corporation (NASDAQ: SHRP) today reported revenues and net results for the second quarter of its fiscal year ending January 31, 2006. The Company also is providing its outlook for the third fiscal quarter and for the current fiscal year ending January 31, 2006.

Second Quarter Highlights

For the second quarter ended July 31, 2005, total Company revenues were $137.3 million compared to last year’s $149.0 million, a decrease of eight percent; last year’s second quarter revenue increase was 20 percent. The company reported a net loss in the second quarter of $6.8 million, or $0.45 per share, compared to net earnings of $0.1 million, or $0.01 per diluted share, in last year’s second quarter. Total store sales for second quarter were $87.8 million compared to $86.0 million in the prior year, an increase of two percent; the 2004 second quarter total store sales increase was 17 percent. Comparable store sales for the second quarter decreased nine percent, compared to an increase of one percent for the second quarter a year ago. Total catalog sales/direct marketing sales (including wholesale) for the second quarter were $27.5 million compared to last year’s $39.0 million, a decrease of 29 percent; the 2004 second quarter increase was 28 percent. Wholesale sales for the second quarter decreased by 39% from the prior year; the 2004 second quarter wholesale increase was 234%. Internet sales for the second quarter were $18.4 million compared to last year’s second quarter sales of $20.4 million, a decrease of 10 percent; the 2004 second quarter increase was 14 percent.

Operational Discussion and Outlook

“Our net loss for the quarter of $0.45 per share, while disappointing, was in line with our expectations,” said Richard Thalheimer, founder, chairman and chief executive officer. “We held a Summer Sale event in July, which helped to stimulate traffic to our stores and succeeded in generating sales. In late July, we introduced OzoneGuard™, the most recent improvement to our Ionic Breeze® Silent Air Purifiers, which utilizes the innovative PremAir® catalyst developed by Engelhard Corporation (NYSE:EC) to reduce ground-level ozone by converting ozone molecules to oxygen molecules on contact. Also during the quarter, we announced the voluntary dismissal of the stockholder class action lawsuits filed in mid-April 2005.

“Given the current trends in our business, our guidance for the third quarter ending October 31, 2005, is for a net loss per share in the range of $0.35 to $0.40. We also are updating our outlook for the current fiscal year ending January 31, 2006, for net results in the range of a net loss of $0.15 per share to net earnings of $0.15 per diluted share.

“In fiscal 2005, which we view as a transition year, the Company remains focused on strengthening our distinctive product selection as well as controlling the growth and levels of expenses in all parts of our business,” continued Mr. Thalheimer. “We are excited by our product pipeline for the second half of this year and looking forward to fiscal 2006. We will continue to introduce unique and exclusive Sharper Image merchandise, including a group of new Sharper Image brand music system products for iPods and other MP3 players with our proprietary ZipConnect innovation. The first of these new products with ZipConnect will be in our next monthly Sharper Image catalog, on our website and in our stores by late August. We anticipate that the introduction of new merchandise assortments throughout the second half of the year will contribute to improving trends.

“Sharper Image has opened 10 new stores year-to-date, and currently operates 183 stores in 37 states and the District of Columbia. We plan to open approximately 18 to 20 new stores in fiscal 2005,” concluded Mr. Thalheimer.

Conference Call for Second Quarter Results

Interested parties are invited to listen August 18, 2005, to a live conference call discussing second quarter earnings at 1:30 p.m. Pacific, 4:30 p.m. Eastern time, at www.sharperimage.com or by calling 888-211-8104. The conference call may also be accessed from outside the United States at 706-643-0143. To access the call from www.sharperimage.com, click on “Investor Relations.” A replay of the conference call will be available starting at 7:30 p.m., August 18 to 12:00 Midnight, Eastern Time, August 23, by dialing 800-642-1687 and entering code number 8365797. The replay for the conference call for the same period is available outside the United States by calling 706-645-9291 and entering code number 8365797.

The Sharper Image is a specialty retailer that is nationally and internationally renowned as a leading source of new, innovative, high-quality products that make life better and more enjoyable. A significant proportion of sales are of proprietary products created by the Company’s product development group, Sharper Image Design. The Company’s principal selling channels include 183 Sharper Image specialty stores throughout the United States; the award-winning Sharper Image monthly catalog with annual circulation in excess of 97 million; and its primary Website, http://www.sharperimage.com. The Company also sells its products through its own online auction Website and an online Outlet store to help manage refurbished and close-out inventory; both sites are accessed from the home page of sharperimage.com. The Company also has business-to-business sales teams for marketing its exclusive and proprietary products for corporate incentive and reward programs and wholesale to selected U.S. and international retailers.

This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on our current plans, expectations, estimates, and projections about the specialty retail industry and management’s beliefs about our future performance. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates” or variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to risks and uncertainties that are difficult to predict and which may cause our actual results and performance to differ materially from those expressed or forecasted in any such forward-looking statements. These risks and uncertainties are discussed in our Annual Report on Form 10-K under “Certain Additional Business Risk Factors” and include, among other factors, our ability to continue to find or develop and to offer attractive merchandise to our customers, the market potential for products in design, changes in business and economic conditions, risks associated with the expansion of our retail store, catalog and Internet operations, and changes in the competitive environment in which we operate. Unless required by law, the Company undertakes no obligation to update publicly any forward-looking statements. However, readers should carefully review the statements set forth in the reports, which we file from time to time with the Securities and Exchange Commission, particularly our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K.